Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ECO-STIM ENERGY SOLUTIONS, INC.

The undersigned, being the President of Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Corporation”), does hereby certify that these Amended and Restated Articles of Incorporation (hereinafter referred to as the “Amended and Restated Articles of Incorporation”) correctly set forth the Articles of Incorporation.

ARTICLE I
Name

The name of this corporation is ECO-STIM ENERGY SOLUTIONS, INC. (the “Corporation”).

ARTICLE II
Capital

2.1.  Authorized Capital Stock.  The authorized capital stock of the Corporation consists of two hundred fifty million (250,000,000) shares. The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is two hundred million (200,000,000) shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares, $0.001 par value per share.

2.2.  Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors thereof.  The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called “Directors’ Resolution”).

2.3.  Common Stock.  Except as otherwise required by law, the Articles of Incorporation or as otherwise provided in any Director’s Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

2.4.  Relative Ranking of Common Stock.  The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors’ Resolutions.

2.5.  Assessment of Shares.  The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.

2.6.  Cumulative Voting.  Unless expressly granted pursuant to any Directors’ Resolution with respect to holders of one or more series of Preferred Stock, cumulative voting by any shareholder is hereby denied.

2.7  Preemptive Rights.  Unless expressly granted pursuant to any Directors’ Resolution with respect to holders of one or more series of Preferred Stock, no shareholder shall have any preemptive rights.

2.8  Reverse Stock Split.  Upon the effective date of these Amended and Restated Articles of Incorporation, each four hundred and eighty (480) shares of the Corporation’s Common Stock, par value $.001 per share, then issued and outstanding, shall become one fully paid and nonassessable share of Common Stock. Fractional shares shall be rounded up to the next whole share. The capital account of the Company shall not be increased or decreased by such reverse stock split. To reflect such reverse stock split, each certificate representing shares of Common Stock theretofore issued and outstanding shall represent one four-hundred-eightieth the number of shares of Common Stock issued and outstanding after such reverse stock split (subject to the treatment of fractional shares, as provided above); and the holder of record of each such certificate shall be entitled to receive a new certificate representing a number of shares of Common Stock equal to one four-hundred-eightieth the number of shares represented by said certificate for theretofore issued and outstanding shares (subject to the treatment of fractional shares, as provided above).

ARTICLE III
Governing Board

The members of the governing board of the Corporation are designated as Directors.  The number of directors, whether a fixed number of directors or a variable number of directors with a fixed minimum and maximum, and the manner in which the number of directors may be increased or decreased, shall be as provided in the bylaws of the Corporation.  Elections of Directors need not be by written ballot except and to the extent required by the bylaws of the Corporation.  The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE IV
Directors’ and Officers’ Liability

4.1.           Elimination of Liability.  Except as otherwise provided in Nevada Revised Statutes, a director or officer is not individually liable to the Corporation, its stockholders or its creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or refusal to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then this Article IV shall also be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law, as so amended.

4.2.           Mandatory Indemnification.  The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Nevada law as the same exists or may hereafter be amended.

4.3.           Mandatory Payment of Expenses.  The Corporation shall pay the expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized by Nevada law.

4.4.           Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article IV shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

ARTICLE V
Sale of Corporation’s Assets

The Corporation may sell, lease or exchange all of the Corporation’s property and assets, including the Corporation’s good will and corporate franchises, upon the affirmative vote of a majority of the Board of Directors and no vote of the shareholders shall be required.

ARTICLE VI
Distributions
The Corporation is specifically authorized to make Distributions, as defined in Nevada Revised Statutes §78.191, as determined from time to time by the Board of Directors, unless, after giving effect to such Distribution, the Corporation would not be able to pay its debts as they become due in the usual course of business.

ARTICLE VII
Actions by Written Consent

Except as otherwise provided in these Amended and Restated Articles of Incorporation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by Nevada’s Private Corporations, as revised, for the proposed corporate action.

ARTICLE VIII
Bylaws

Subject to the limitations contained in these Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation shall have the exclusive power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX
Amendment or Repeal

In addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of these Amended and Restated Articles of Incorporation, except to the extent a greater vote is required by these Amended and Restated Articles of Incorporation or any provision of law. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of the holders of not less than seventy-five percent of the outstanding shares of capital stock of the Corporation then entitled to vote upon the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, Article IV, Article V, Article VI, Article VII, Article VIII, or this Article IX of these Amended and Restated Articles of Incorporation.

The undersigned President of this Corporation certifies that the foregoing text correctly sets forth the text of the Articles of Incorporation of this Corporation as amended and restated to the date of this Certificate.

/s/ Todd A. Waltz
Dated: November 26, 2013	Todd A. Waltz, President